Exhibit 21

SUBSIDIARIES OF THE COMPANY

Impact Active Team Ltd., an Israeli corporation.

TPDS Ltd., an Israeli corporation.

Meizam – Advanced Enterprise Center Arad Ltd., an Israeli corporation.

Meizam Arad Investments Ltd., an Israeli corporation.